Exhibit 10.19
PARKER DRILLING COMPANY
PERFORMANCE UNIT AWARD INCENTIVE AGREEMENT
          THIS PERFORMANCE UNIT AWARD INCENTIVE AGREEMENT (this “Agreement”) is made and entered into by and between Parker Drilling Company, a Delaware corporation (the “Company”), and _______________, an individual and employee of the Company (“Grantee”), as of the ____ day of _______, 20__ (the “Grant Date”), subject to the terms and provisions of the Parker Drilling Company ___ Long-Term Incentive Program, effective as of January 1, ___, and as it may be amended from time to time thereafter (the “Program”), which is a sub-plan of the Parker Drilling Company 2010 Long-Term Incentive Plan, as it may be amended from time to time thereafter (the “Plan”). The Program and the Plan are hereby incorporated herein in their entirety by this reference. Capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in the Program or the Plan.
          WHEREAS, Grantee is [title] of the Company, and in connection therewith, the Company desires to grant a Performance-Based Stock-Based Award to Grantee, subject to the terms and conditions of this Agreement and the Program, with a view to increasing Grantee’s interest in the Company’s success and growth; and
          WHEREAS, Grantee desires to be the holder of a Performance-Based Stock-Based Award subject to the terms and conditions of this Agreement and the Program;
          NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Grant of Performance Units. Subject to the terms and conditions of this Agreement and the Program, the Company hereby grants to Grantee [number] Performance Units as described herein (the “Performance Units”), which together constitute a Performance-Based Stock-Based Award that is referred to as a Performance-Based Award under the Program. Each Performance Unit shall initially have a nominal value of One Hundred Dollars ($100.00) as of the Grant Date, with the actual payout amount to be determined under the terms and conditions of this Agreement. With respect to the Performance Units granted under this Agreement, the Committee reserves the right and authority, as exercised in its discretion, to (a) determine what percentage of such Award will be paid in cash or in Shares and (b) increase or decrease the size of the Award by a percentage not to exceed twenty percent (20%), in the form of either positive or negative discretion, at any time before or after the Award becomes fully vested but prior to actual payment, but subject to Section 6 for Detrimental Conduct. As a holder of Performance Units, the Grantee has the rights of a general unsecured creditor of the Company unless and until the Performance Units are converted to cash or shares of the Company’s common stock (“Shares”) upon vesting and transferred to Grantee, as set forth herein.
     2. Transfer Restrictions. Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any

Performance Units granted hereunder. Any purported Transfer of Performance Units in breach of this Agreement shall be void and ineffective, and shall not operate to Transfer any interest or title to the purported transferee.
     3. Vesting of Performance Units.
     (a) Performance Period. For purposes of this Agreement, the performance period is the three-year period that begins on [January 1, 2010 and ends on December 31, 2012] (the “Performance Period”). Subject to the terms and conditions of this Agreement, the Performance Units shall vest and become payable to Grantee at the end of the Performance Period, provided that (i) Grantee is still an Employee at that time and has continuously been an Employee since the Grant Date (the “Service Requirement”) and (ii) the performance criteria that are established for the Performance Period as described below (singularly, the “Performance Criterion” and collectively, the “Performance Criteria”) have been satisfied. All Performance Units that do not become vested during or at the end of the Performance Period shall be forfeited. Subject to Section 5, the Performance Units shall become vested upon the written certification by the Committee, in its discretion, of achievement of the Performance Criteria. The Committee, in its discretion, may adjust the Performance Criteria to recognize special or non-recurring situations or circumstances with respect to the Company or any other company in the Peer Group for any year during the Performance Period arising from the acquisition or disposition of assets, costs associated with exit or disposal activities or material impairments. There are two Performance Criteria that have been established for the Performance Units awarded under this Agreement, as described in subsections (b) and (c) below.
     (b) RTSR. The first Performance Criterion is the Company’s Relative Total Shareholder Return (“RTSR”) as defined in the Program (the “RTSR Criterion”). The Company’s RTSR for the Performance Period is compared to the RTSR of each of the peer group companies, as listed on Exhibit A to this Agreement (the “Peer Group”), for the Performance Period to determine where the Company ranks when compared to the Peer Group. For the purposes of this Agreement, RTSR shall be calculated as described in the Program. The RTSR Criterion is fifty percent (50%) of the total weighting for each Performance Unit.
     (c) ROCE. The second Performance Criterion is the Company’s Return on Capital Employed (“ROCE”) as defined in the Program (the “ROCE Criterion”). The Company’s ROCE for the Performance Period is compared to the ROCE of each of the Peer Group companies for the Performance Period to determine where the Company ranks when compared to the Peer Group. For the purposes of this Agreement, ROCE shall be calculated as described in the Program. The ROCE Criterion is fifty percent (50%) of the total weighting for each Performance Unit.
     (d) Changes in Peer Group. When calculating RTSR or ROCE for the Performance Period for the Company and the Peer Group, (i) the performance of a company in the Peer Group will not be used in calculating the RTSR or ROCE of that member of the Peer Group if the company is not publicly traded (i.e., has no ticker symbol) at the end of the Performance Period; (ii) the performance of any company in the Peer Group that becomes bankrupt during the Performance Period will be included in the calculation of Peer Group performance even if it has no ticker symbol at the end of the measurement period; (iii) the performance of the surviving entities will be used in the event there is a combination of any of the Peer Group companies during the measurement period; and (iv) no new companies will be added to the Peer Group during the Performance Period (including a company that is not a Peer Group member which acquires a member of the Peer Group). Notwithstanding the foregoing provisions of this subsection (d), the Committee may disregard any of these guidelines when evaluating changes in the membership of the Peer Group during the Performance Period in any particular situation, as it deems reasonable in the exercise of its discretion.
     (e) Ranking of Company as Compared to the Peer Group. At the end of the Performance Period, the ranking of the Company when compared to the Peer Group members, which is based on a 50% weighting for each of the RTSR Criterion and the ROCE Criterion, shall be made by the Committee, in its discretion, to determine the number of Performance Units that become vested by multiplying the total Performance Units awarded hereunder by the proper multiplier pursuant to the Payout Schedule in Exhibit B.
     4. Termination of Employment. If Grantee’s Employment is voluntarily or involuntarily terminated during the Performance Period, then Grantee shall immediately forfeit the outstanding Performance Units, except as provided below in this Section 4. Upon the forfeiture of any Performance Units hereunder, the Grantee shall cease to have any rights in connection with such Performance Units as of the date of forfeiture.
     (a) Termination of Employment. Except as provided in Section 4(c), if the Grantee’s Employment is terminated for any reason, including Retirement, other than due to death or Disability during the Performance Period, any non-vested Performance Units at the time of such termination shall automatically expire and terminate and no further vesting shall occur after the termination of Employment date. In such event, the Grantee will receive no payment for unvested Performance Units.
     (b) Disability or Death. Upon termination of Grantee’s Employment as the result of Grantee’s Disability (as defined in the Plan) or death during the Performance Period, then all of the outstanding Performance Units shall become 100% vested on such date at the 1.0 multiplier level as shown on the Payout Schedule in Exhibit B.
     (c) Change in Control. If there is a Change in Control of the Company (as defined in the Program) during the Performance Period, then in the event of the Grantee’s Involuntary Termination Without Cause (as defined in the Program) within two (2) years following the effective date of the Change in Control and during the same Performance Period, all the outstanding Performance Units shall automatically become 100% vested on the Grantee’s termination of Employment date at the 1.0 multiplier level as shown on the Payout Schedule in Exhibit B.

     5. Payment for Performance Units. Payment for the vested Performance Units subject to this Agreement shall be made to the Grantee as soon as practicable following the time such Performance Units become vested in accordance with Section 3 or Section 4 prior to their expiration, but not later than sixty (60) days following the date of such vesting event. The number of Performance Units that vest and are payable hereunder shall be determined by the Committee, in its discretion, in accordance with the Payout Schedule in Exhibit B.
          The amount payable to the Grantee pursuant to this Agreement shall be an amount equal to the number of vested Performance Units multiplied by the product of (a) $100 and (b) the sum of the percentages for the Performance Criteria, at a 50% weighting for each Performance Criterion, for the level of achievement of each Performance Criterion as set forth in the Payout Schedule in Exhibit B. The maximum payout for each Performance Unit is $200 because the maximum multiplier on the Payout Schedule is 2.0 for each Performance Criterion that is weighted at 50%.
          Any amount paid in respect of the vested Performance Units shall be payable in such combination of cash and/or Shares (with the Shares valued at their Fair Market Value on the vesting date), as determined by the Committee in its sole discretion. Prior to any payments under this Agreement, the Committee shall certify in writing, by resolution or otherwise, the amount to be paid in respect of the Performance Units as a result of the achievement of the Performance Criteria.
          Any Shares delivered to or on behalf of Grantee in exchange for vested Performance Units shall be subject to any further transfer or other restrictions as may be required by securities law or other applicable law, as determined by the Company.
     6. Detrimental Conduct. Notwithstanding any provision herein to the contrary, if the Grantee engaged in Detrimental Conduct (as defined in the Program), with such Detrimental Conduct occurring either during Employment or within two (2) years after Employment terminates for any reason, then, in such event, the following rules shall apply under this Agreement with respect to such Detrimental Conduct. In the event that the Committee should determine, in its sole and absolute discretion, that, during Employment or within two (2) years following Employment termination, the Grantee engaged in Detrimental Conduct, the Committee may, in its sole and absolute discretion, if Shares or cash have previously been transferred to the Grantee pursuant to Section 5 upon vesting of his Performance Units, direct the Company to send a notice of recapture (a “Recapture Notice”) to such Grantee. Within ten (10) days after receiving a Recapture Notice from the Company, the Grantee will deliver to the Company either (i) the actual number of Shares that were transferred to the Grantee upon vesting of Performance Units or (ii) a cash equivalent payment in an amount equal to the Fair Market Value of such Shares at the time when transferred to the Grantee, together with any cash payments that were made for the vested Performance Units, unless the Recapture Notice demands repayment of a lesser sum. All repayments hereunder shall be net of the taxes that were withheld by the Company when the Shares or cash were transferred to Grantee following vesting of the Performance Units pursuant to Section 5.
     7. Grantee’s Representations. Notwithstanding any provision hereof to the contrary, the Grantee hereby agrees and represents that Grantee will not acquire any Shares, and that the Company will not be obligated to issue any Shares to the Grantee hereunder, if the issuance of such Shares constitutes a violation by the Grantee or the Company of any law or regulation of any governmental authority. Any determination in this regard that is made by the Committee, in good faith, shall be final and binding. The rights and obligations of the Company and the Grantee are subject to all applicable laws and regulations.
     8. Tax Withholding. To the extent that the receipt of the payment of cash or Shares hereunder results in compensation income to Grantee for federal, state or local income tax purposes, Grantee shall deliver to Company at such time the sum that the Company requires to meet its tax withholding obligations under applicable law or regulation, and, if Grantee fails to do so, Company is authorized to (a) withhold from any cash or other remuneration (including any Shares), then or thereafter payable to Grantee, any tax required to be withheld; or (b) sell such number of Shares as is appropriate to satisfy such tax withholding requirements before transferring the resulting net number of Shares to Grantee in satisfaction of its obligations under this Agreement.
     9. Independent Legal and Tax Advice. The Grantee acknowledges that (a) the Company is not providing any legal or tax advice to Grantee and (b) the Company has advised the Grantee to obtain independent legal and tax advice regarding this Agreement and any payment hereunder.
     10. No Rights in Shares. The Grantee shall have no rights as a stockholder in respect of any Shares, unless and until the Grantee becomes the record holder of such Shares on the Company’s records.
     11. Conflicts with Program or Plan, Correction of Errors, and Grantee’s Consent. In the event that any provision of this Agreement conflicts in any way with a provision of the Program or the Plan, such provisions shall be reconciled, or such discrepancy shall be resolved, by the Committee in the exercise of its discretion. In the event that, due to administrative error, this Agreement does not accurately reflect the Performance Units properly granted to the Grantee pursuant to the Program, the Committee reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document. All determinations and computations under this Agreement shall be made by the Committee (or its authorized delegate) in its discretion as exercised in good faith.
          This Agreement and any award of Performance Units or payment hereunder are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and shall be interpreted accordingly. Accordingly, Grantee consents to such amendment of this Agreement as the Committee may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available, to Grantee a copy of any such amendment.
     12. Miscellaneous.
     (a) No Fractional Shares. All provisions of this Agreement concern whole Shares. If the application of any provision hereunder would yield a fractional Share, such fractional Share shall be rounded down to the next whole Share if it is less than 0.5 and rounded up to the next whole Share if it is 0.5 or more.

     (b) Transferability of Performance Units. The Performance Units are transferable only to the extent permitted under the Program at the time of transfer (i) by will or by the laws of descent and distribution, or (ii) by a domestic relations order in such form as is acceptable to the Company. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of the Grantee or any permitted transferee thereof.
     (c) Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create any Employment relationship between Grantee and the Company for any time period. The Employment of Grantee with the Company shall be subject to termination to the same extent as if this Agreement did not exist.
     (d) Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal in-hand delivery, by telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at its then current main corporate address, and to Grantee at the address indicated on the Company’s records, or at such other address and number as a party has last previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by courier or delivery service, or sent by certified or registered mail, return receipt requested.
     (e) Amendment, Termination and Waiver. This Agreement may be amended, modified, terminated or superseded only by written instrument executed by or on behalf of the Grantee and the Company (by action of the Committee or its delegate). Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than Grantee. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition herein, or the breach thereof, in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.
     (f) No Guarantee of Tax or Other Consequences. The Company makes no commitment or guarantee that any tax treatment will apply or be available to the Grantee or any other person. The Grantee has been advised, and provided with ample opportunity, to obtain independent legal and tax advice regarding this Agreement.
     (g) Governing Law and Severability. This Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law provisions, except as preempted by controlling federal law. The invalidity of any provision of this Agreement shall not affect any other provision hereof or of the Program or the Plan, which shall remain in full force and effect.
     (h) Successors and Assigns. This Agreement shall bind, be enforceable by, and inure to the benefit of, the Company and Grantee and any permitted successors and assigns under the Program.
[Signature page follows.]

     IN WITNESS WHEREOF, this Agreement is hereby approved and executed as of the date first written above.

Parker Drilling Company

By:
Name:
Title:

Grantee

Signature

Grantee’s Address for Notices:

EXHIBIT A
Peer Group Companies
          The following companies comprise the Peer Group to which the Company’s RTSR and ROCE performance will be compared for the Performance Period:

1.	ALY	Allis-Chalmers Energy, Inc.
2.	BAS	Basic Energy Services, Inc.
3.	HP	Helmerich & Payne Inc.
4.	HERO	Hercules Offshore, Inc.
5.	KEG	Key Energy Services, Inc.
6.	NBR	Nabors Industries Ltd.
7.	PDC	Pioneer Drilling Company
8.	PDS	Precision Drilling Trust
9.	TTI	Tetra Technologies, Inc.

EXHIBIT B
Performance Multipliers for Performance Criteria

Company’s	9 Peers
Rank Against	Remaining	8 Peers	7 Peers
Peers	(initial case)	Remaining	Remaining
1	2.00	2.00	2.00
2	1.75	1.70	1.70
3	1.45	1.40	1.35
4	1.20	1.00	1.00
5	1.00	1.75	0.65
6	0.75	0.50	0.35
7	0.50	0.25	0.00
8	0.25	0.00	0.00
9	0.00	0.00
10	0.00

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